Exhibit 99.1

1999 Bryan Street, Suite 1200
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	May 9, 2017

Jacobs Engineering Group Inc. Reports Earnings for the Second Quarter of Fiscal 2017

DALLAS, TEXAS - Jacobs Engineering Group Inc. (NYSE:JEC) today announced its financial results for the second quarter of fiscal 2017 ended March 31, 2017.

Second Quarter Fiscal 2017 Highlights:

•	U.S. GAAP net earnings of $50 million, or $0.41 per share;
•	Adjusted net earnings of $95 million, or $0.78 per share;
•	Backlog of $18.5 billion – up $307 million vs. prior quarter and $247 million vs. year ago; highest professional services backlog in eight quarters;
•	Gross margin improvement of over 200 basis points vs. prior year, driven by strong project execution and increased focus on more profitable business;
•	U.S. GAAP G&A down 2% vs. FY16Q2; continued cost focus supporting adjusted G&A decline of 7% compared to prior year;

•	Repurchased 0.9 million shares during second quarter for $51 million; dividends paid of $18 million.

Jacobs reported U.S. GAAP net earnings of $50 million, or $0.41 per share, on revenue of $2.3 billion for the second quarter ended March 31, 2017.  This compares to U.S. GAAP net earnings of $65 million, or $0.54 per share, on revenues of $2.8 billion for the second quarter ended April 1, 2016.

Jacobs’ second quarter 2017 results include approximately $45 million, or $0.37 per share, in after-tax costs associated with the 2015 Restructuring as well as other charges associated with our strategic review of our Europe, U.K. and Middle East regional operations (collectively referred to as “Restructuring and other charges”).  Our second quarter 2016 results included approximately $26 million, or $0.21 per share, in charges related to the 2015 Restructuring.  The increase in restructuring costs year over year drove a decline in the Company’s U.S. GAAP net earnings of 23% versus the year ago quarter.

Excluding the 2015 Restructuring and other charges above, Jacobs’ second quarter 2017 adjusted net earnings totaled $95 million, or $0.78 per share, up 4% as compared to $91 million, or $0.75 per share, from the corresponding period for 2016.

Our U.S. GAAP and adjusted results for the second fiscal quarter of 2017 include a net benefit of $0.05 per share associated with one-time benefit plan changes in India partly offset by certain legal settlements.  Additionally, the Company’s fiscal 2016 second quarter adjusted net earnings reflected a net benefit of $0.03 per share related to several items, including the release of a foreign tax reserve and a one-time benefit in non-controlling interests pertaining to certain work performed by one of our partially owned subsidiaries; partially off-set by the impact of a customer bankruptcy and a litigation settlement.

Total backlog was $18.5 billion at March 31, 2017, including a professional services component of $12.4 billion, as compared to total backlog of $18.2 billion and a professional services component of $11.4 billion for the corresponding period last year.  On a sequential basis, gross margin associated with our Q2 backlog continued to improve from our Q1 FY17 levels.

Commenting on the results for the second quarter 2017, Steve Demetriou, Jacobs Chairman and CEO said, "We are excited about the benefits from the significant steps we have taken over the past two years to improve our operating performance and capabilities, resulting in our first year over year adjusted operating profit improvement in almost 3 years.  While commodity oriented markets continue to be impacted by weak prices, our results give us further confidence in our ability to deliver on a more profitable growth track, as evidenced by the growth in our backlog, improved gross margins and lower SG&A costs.”

The Company’s cash flow from operations was $96 million in the second quarter.  Additionally, during the quarter, we repurchased 0.9 million shares of common stock at a total cost of $51 million and paid dividends of $18 million.

Outlook

Kevin Berryman, Jacobs CFO, added, "We are beginning to show improved profit momentum, as evidenced by a 4% improvement in adjusted earnings per share versus the year ago quarter.  We have augmented this positive momentum with a more balanced capital return strategy, as evidenced by the authorization and payment of our inaugural dividend of $0.15 per share.  Given our Q2 and year to date results, our expectations remain unchanged for the year, with a range of total adjusted EPS for the year at $3.00 to $3.30 per share.”

Jacobs will host a conference call today at 10:00 A.M. CT, which will be streamed live on www.jacobs.com.

Jacobs is one of the world's largest and most diverse providers of full-spectrum technical, professional and construction services for industrial, commercial and government organizations globally. The Company employs over 54,000 people and operates in more than 25 countries around the world. For more information, visit www.jacobs.com

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 30, 2016, and in particular the discussions contained under Item 1 -  Business; Item 1A - Risk Factors; Item 3 -  Legal Proceedings; and Item 7 -  Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission.  We also caution the readers of this release that we do not undertake to update any forward-looking statements made in this release.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Revenues	$2,302,567	$2,781,763	$4,854,171	$5,629,697
Costs and Expenses:
Direct cost of contracts	(1,883,283)	(2,337,547)	(4,015,575)	(4,745,007)
Selling, general and administrative expenses	(351,111)	(357,435)	(681,795)	(738,459)
Operating Profit	68,173	86,781	156,801	146,231
Other Income (Expense):
Interest income	2,088	2,264	3,574	4,484
Interest expense	(3,755)	(2,200)	(7,273)	(5,743)
Miscellaneous (expense) income, net	(6,015)	3,611	(6,731)	3,271
Total other (expense) income, net	(7,682)	3,675	(10,430)	2,012
Earnings Before Taxes	60,491	90,456	146,371	148,243
Income Tax Expense	(16,326)	(27,067)	(41,053)	(34,548)
Net Earnings of the Group	44,165	63,389	105,318	113,695
Net Earnings Attributable to Noncontrolling Interests	5,853	1,861	5,236	(1,931)
Net Earnings Attributable to Jacobs	$50,018	$65,250	$110,554	$111,764
Net Earnings Per Share:
Basic	$0.41	$0.54	$0.91	$0.93
Diluted	$0.41	$0.54	$0.91	$0.92

Weighted Average Shares Used to Calculate EPS
Basic	119,484	120,216	119,416	120,554
Diluted	121,714	121,143	121,801	121,553

Segment Information (in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Revenues from External Customers:
Aerospace & Technology	$577,040	$669,464	$1,154,476	$1,339,655
Buildings & Infrastructure	585,242	579,128	1,165,859	1,142,458
Industrial	582,458	666,556	1,334,196	1,338,656
Petroleum & Chemicals	557,827	866,615	1,199,640	1,808,928
Total	$2,302,567	$2,781,763	$4,854,171	$5,629,697

	For the Three Months Ended		For the Six Months Ended
	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Operating Profit:
Aerospace & Technology	$45,057	$55,121	$96,144	$103,120
Buildings & Infrastructure	43,987	42,463	82,784	82,915
Industrial	24,073	12,417	49,202	39,772
Petroleum & Chemicals	35,619	30,945	59,271	62,548
Total Segment Operating Profit	148,736	140,946	287,401	288,355
Other Corporate Expenses	(8,338)	(18,797)	(26,634)	(38,373)
Restructuring and Other Charges	(72,225)	(35,368)	(103,966)	(103,751)
Total Operating Profit	68,173	86,781	156,801	146,231
Total Other (Expense) income	(6,449)	3,675	(9,197)	2,012
Total Other (Expense) income - Restructuring	(1,233)	-	(1,233)	-
Earnings Before Taxes	$60,491	$90,456	$146,371	$148,243

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Other Operational Information (in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Depreciation (pre-tax)	$17,858	$21,059	$34,479	$43,226
Amortization of Intangibles (pre-tax)	$11,299	$11,725	$23,213	$23,451
Pass-Through Costs Included in Revenues	$560,565	$601,129	$1,233,545	$1,271,460
Capital Expenditures	$24,707	$13,322	$45,761	$29,309

Balance Sheet (in thousands):

At March 31, 2017 and September 30, 2016

	March 31, 2017 (Unaudited)	September 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$674,596	$655,716
Receivables	2,058,005	2,115,663
Prepaid expenses and other	88,545	93,091
Total current assets	2,821,146	2,864,470
Property, Equipment and Improvements, Net	316,077	319,673
Other Noncurrent Assets:
Goodwill	2,862,364	3,079,628
Intangibles	319,821	336,922
Miscellaneous	766,595	759,329
Total other non-current assets	3,948,780	4,175,879
	$7,086,003	$7,360,022
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$2,941	$2,421
Accounts payable	468,138	522,427
Accrued liabilities	872,858	938,378
Billings in excess of costs	389,279	319,460
Total current liabilities	1,733,216	1,782,686
Long-term Debt	334,925	385,330
Other Deferred Liabilities	843,606	861,824
Commitments and Contingencies
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding—120,453,954 shares and 120,950,899 shares as of March 31, 2017 and September 30, 2016, respectively	120,454	120,951
Additional paid-in capital	1,217,248	1,168,272
Retained earnings	3,611,953	3,586,647
Accumulated other comprehensive loss	(835,008)	(610,594)
Total Jacobs stockholders’ equity	4,114,647	4,265,276
Noncontrolling interests	59,609	64,906
Total Group stockholders’ equity	4,174,256	4,330,182
	$7,086,003	$7,360,022

Backlog (in millions):

	March 31, 2017	April 1, 2016

Aerospace & Technology	$5,490.7	$4,887.2
Buildings & Infrastructure	5,270.3	4,838.9
Industrial	2,361.2	3,304.3
Petroleum & Chemicals	5,334.7	5,179.4
Total	$18,456.9	$18,209.8

Non-U.S. GAAP Financial Measures:

In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended.  The non-GAAP financial measures included in this press release are adjusted net earnings, adjusted EPS, adjusted operating profit, adjusted revenue, adjusted direct cost of contracts, adjusted selling, general, and administrative (“G&A”) expenses, and adjusted total other income and expense.

Adjusted net earnings and adjusted EPS are non-GAAP financial measures that are calculated by excluding the after-tax costs related to the 2015 Restructuring activities as well as other charges associated with our Europe, U.K. and Middle East region (collectively referred to as “Restructuring and other charges”), which are not considered by management to be part of the Company’s ordinary operations.  Adjusted revenue, adjusted direct cost of contracts, adjusted operating profit, adjusted G&A expense and adjusted total other income and expense are calculated by excluding the pre-tax costs related to the Restructuring and other charges.  We believe that the adjusted net earnings, adjusted EPS, adjusted operating profit, adjusted revenue, adjusted direct cost of contracts, adjusted G&A expense and adjusted total other income and expense measurements are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding the effects of the Restructuring and other charges, which can obscure underlying trends.  Additionally, management uses adjusted net earnings, adjusted EPS, adjusted operating profit, adjusted revenue, adjusted direct cost of contracts, adjusted G&A expenses and adjusted total other income and expense in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results.  However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures.  In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile the U.S. GAAP values of net earnings, EPS, revenue, direct cost of contracts, G&A expenses, operating profit and total other income and expense, to the corresponding "adjusted" amounts. For the comparable periods presented below, such adjustments consist of amounts incurred in connection with the Restructuring and other charges. Amounts are shown in thousands, except for per-share data:

U.S. GAAP Reconciliation for the second quarter of fiscal 2017 and 2016:

	Three Months Ended
	March 31, 2017
	U.S. GAAP	Effects of Restructuring and Other Charges	Without Restructuring and Other Charges
Revenue	$2,302,567	$16,529	$2,319,096

Direct cost of contracts	1,883,283	(4,663)	1,878,620

Selling, general and administrative expenses	351,111	(51,033)	300,078

Operating Profit	68,173	72,225	140,398

Total other (expense) income, net	(7,682)	1,233	(6,449)

Earnings Before Taxes	60,491	73,458	133,949
Income Tax (Expense) Benefit	(16,326)	(23,587)	(39,913)
Net earnings of the Group	44,165	49,871	94,036
Net Earnings Attributable to Non-controlling interests	5,853	(4,663)	1,190
Net earnings Attributable to Jacobs	$50,018	$45,208	$95,226
Diluted earnings per share	$0.41	$0.37	$0.78

	Three Months Ended
	April 1, 2016
	U.S. GAAP	Effects of 2015 Restructuring	Without 2015 Restructuring
Selling, general and administrative expenses	$357,435	$(35,183)	$322,252

Operating Profit	86,781	35,183	121,964

Total other income (expense), net	3,675	185	3,860

Earnings Before Taxes	90,456	35,368	125,824
Income Tax (Expense) Benefit	(27,067)	(9,668)	(36,735)
Net earnings of the Group	63,389	25,700	89,089
Net Earnings Attributable to Non-controlling interests	1,861	—	1,861
Net earnings Attributable to Jacobs	$65,250	$25,700	$90,950
Diluted earnings per share	$0.54	$0.21	$0.75

For additional information contact:

Kevin C. Berryman

Executive Vice President and Chief Financial Officer

214-583-8500

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